Filed Pursuant to Rule 433

Registration No. 333-277990

Issuer Free Writing Prospectus dated January 30, 2025

Relating to Preliminary Prospectus Supplement dated January 30, 2025 (the “Preliminary Prospectus Supplement”)

to Prospectus dated March 15, 2024

ORACLE CORPORATION

FINAL PRICING TERM SHEET

Floating Rate Notes due 2028 (“2028 Floating Rate Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$500,000,000

Maturity:	August 3, 2028

Coupon:	Compounded SOFR, plus 0.760% per year

Price to Public:	100.000% of the principal amount

Interest Payment Dates:	February 3, May 3, August 3 and November 3, commencing May 3, 2025

Day Count Convention:	Actual/360

Optional Redemption:	Oracle Corporation may not redeem the 2028 Floating Rate Notes prior to maturity

Trade Date:	January 30, 2025

Settlement Date:	February 3, 2025 (T+2)

CUSIP / ISIN Numbers:	68389XCX1 / US68389XCX12

Denominations:	$2,000 and multiples of $1,000 thereafter

Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 (stable) / BBB (stable) / BBB (stable)

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Co-Managers:

NatWest Markets Securities Inc.

Santander Investment Securities Inc.

TD Securities (USA) LLC

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Standard Chartered Bank

4.800% Notes due 2028 (“2028 Fixed Rate Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,500,000,000

Maturity:	August 3, 2028

Coupon:	4.800%

Price to Public:	99.930% of the principal amount

Interest Payment Dates:	February 3 and August 3, commencing August 3, 2025

Day Count Convention:	30/360

Benchmark Treasury:	4.250% due January 15, 2028

Benchmark Treasury Yield:	4.252%

Spread to Benchmark Treasury:	+57 basis points

Yield to Maturity:	4.822%

Optional Redemption:

Prior to July 3, 2028 (one month prior to the maturity date (the “2028 Par Call Date”)), Oracle Corporation may redeem the 2028 Fixed Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2028 Fixed Rate Notes matured on the 2028 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 10 basis points, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2028 Fixed Rate Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2028 Par Call Date, Oracle Corporation may redeem the 2028 Fixed Rate Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2028 Fixed Rate Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	January 30, 2025

Settlement Date:	February 3, 2025 (T+2)

CUSIP / ISIN Numbers:	68389XCY9 / US68389XCY94

Denominations:	$2,000 and multiples of $1,000 thereafter

Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 (stable) / BBB (stable) / BBB (stable)

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. J.P. Morgan Securities LLC
BNP Paribas Securities Corp. Deutsche Bank Securities Inc. PNC Capital Markets LLC SMBC Nikko Securities America, Inc.

Co-Managers:

NatWest Markets Securities Inc.

Santander Investment Securities Inc.

TD Securities (USA) LLC

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Standard Chartered Bank

5.250% Notes due 2032 (“2032 Fixed Rate Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,250,000,000

Maturity:	February 3, 2032

Coupon:	5.250%

Price to Public:	99.722% of the principal amount

Interest Payment Dates:	February 3 and August 3, commencing August 3, 2025

Day Count Convention:	30/360

Benchmark Treasury:	4.500% due December 31, 2031

Benchmark Treasury Yield:	4.428%

Spread to Benchmark Treasury:	+87 basis points

Yield to Maturity:	5.298%

Optional Redemption:

Prior to December 3, 2031 (two months prior to the maturity date (the “2032 Par Call Date”)), Oracle Corporation may redeem the 2032 Fixed Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 Fixed Rate Notes matured on the 2032 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2032 Fixed Rate Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2032 Par Call Date, Oracle Corporation may redeem the 2032 Fixed Rate Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2032 Fixed Rate Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	January 30, 2025

Settlement Date:	February 3, 2025 (T+2)

CUSIP / ISIN Numbers:	68389XCZ6 / US68389XCZ69

Denominations:	$2,000 and multiples of $1,000 thereafter

Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 (stable) / BBB (stable) / BBB (stable)

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
BNP Paribas Securities Corp. Deutsche Bank Securities Inc. PNC Capital Markets LLC SMBC Nikko Securities America, Inc.

Co-Managers:

NatWest Markets Securities Inc.

Santander Investment Securities Inc.

TD Securities (USA) LLC

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Standard Chartered Bank

5.500% Notes due 2035 (“2035 Fixed Rate Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,750,000,000

Maturity:	August 3, 2035

Coupon:	5.500%

Price to Public:	99.984% of the principal amount

Interest Payment Dates:	February 3 and August 3, commencing August 3, 2025

Day Count Convention:	30/360

Benchmark Treasury:	4.250% due November 15, 2034

Benchmark Treasury Yield:	4.532%

Spread to Benchmark Treasury:	+97 basis points

Yield to Maturity:	5.502%

Optional Redemption:

Prior to May 3, 2035 (three months prior to the maturity date (the “2035 Par Call Date”)), Oracle Corporation may redeem the 2035 Fixed Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2035 Fixed Rate Notes matured on the 2035 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2035 Fixed Rate Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2035 Par Call Date, Oracle Corporation may redeem the 2035 Fixed Rate Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2035 Fixed Rate Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	January 30, 2025

Settlement Date:	February 3, 2025 (T+2)

CUSIP / ISIN Numbers:	68389XDA0 / US68389XDA00

Denominations:	$2,000 and multiples of $1,000 thereafter

Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 (stable) / BBB (stable) / BBB (stable)

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Co-Managers:	NatWest Markets Securities Inc. Santander Investment Securities Inc. BNY Mellon Capital Markets, LLC Credit Agricole Securities (USA) Inc. ING Financial Markets LLC Standard Chartered Bank

6.000% Notes due 2055 (“2055 Fixed Rate Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,750,000,000

Maturity:	August 3, 2055

Coupon:	6.000%

Price to Public:	99.805% of the principal amount

Interest Payment Dates:	February 3 and August 3, commencing August 3, 2025

Day Count Convention:	30/360

Benchmark Treasury:	4.250% due August 15, 2054

Benchmark Treasury Yield:	4.794%

Spread to Benchmark Treasury:	+122 basis points

Yield to Maturity:	6.014%

Optional Redemption:

Prior to February 3, 2055 (six months prior to the maturity date (the “2055 Par Call Date”)), Oracle Corporation may redeem the 2055 Fixed Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2055 Fixed Rate Notes matured on the 2055 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2055 Fixed Rate Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2055 Par Call Date, Oracle Corporation may redeem the 2055 Fixed Rate Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2055 Fixed Rate Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	January 30, 2025

Settlement Date:	February 3, 2025 (T+2)

CUSIP / ISIN Numbers:	68389XDB8 / US68389XDB82

Denominations:	$2,000 and multiples of $1,000 thereafter

Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 (stable) / BBB (stable) / BBB (stable)

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Co-Managers:

NatWest Markets Securities Inc.

Santander Investment Securities Inc.

TD Securities (USA) LLC

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Standard Chartered Bank

6.125% Notes due 2065 (“2065 Fixed Rate Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,000,000,000

Maturity:	August 3, 2065

Coupon:	6.125%

Price to Public:	99.717% of the principal amount

Interest Payment Dates:	February 3 and August 3, commencing August 3, 2025

Day Count Convention:	30/360

Benchmark Treasury:	4.250% due August 15, 2054

Benchmark Treasury Yield:	4.794%

Spread to Benchmark Treasury:	+135 basis points

Yield to Maturity:	6.144%

Optional Redemption:

Prior to February 3, 2065 (six months prior to the maturity date (the “2065 Par Call Date”)), Oracle Corporation may redeem the 2065 Fixed Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2065 Fixed Rate Notes matured on the 2065 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 25 basis points, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2065 Fixed Rate Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2065 Par Call Date, Oracle Corporation may redeem the 2065 Fixed Rate Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2065 Fixed Rate Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	January 30, 2025

Settlement Date:	February 3, 2025 (T+2)

CUSIP / ISIN Numbers:	68389XDC6 / US68389XDC65

Denominations:	$2,000 and multiples of $1,000 thereafter

Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 (stable) / BBB (stable) / BBB (stable)

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Co-Managers:

NatWest Markets Securities Inc.

Santander Investment Securities Inc.

TD Securities (USA) LLC

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Standard Chartered Bank

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting BofA Securities, Inc., Telephone: 1-800-294-1322; Citigroup Global Markets Inc., Telephone: 1-800-831-9146; Goldman Sachs & Co. LLC, Telephone: 1-866-471-2526; HSBC Securities (USA) Inc., Telephone: 1-866-811-8049; J.P. Morgan Securities LLC, Telephone: 1-212-834-4533, or by emailing Oracle Corporation’s Investor Relations at investor_us@oracle.com.

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